SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Nuance Communications, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)


                   Common Stock, $0.001 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  669967-101
  -----------------------------------------------------------------------------
                                 (Cusip Number)

12/31/2001 (FINAL FILING)
  -----------------------------------------------------------------------------
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 669967-101
         ------------







SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Morgenthaler Venture Partners IV      34-1807476                    |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     | Delaware                                                             |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     0 (See Item 4)                 |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     0 (See Item 4)                 |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  0     (See Item 4)                                          |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.00%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                            |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G


- -----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Morgenthaler Management Partners IV       34-1807474                 |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                              ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     | Ohio                                                                  |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     0 (See Item 4)                  |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     0 (See Item 4)                  |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  0 (See Item 4)                                                       |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  0.00%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------










SCHEDULE 13G


-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   David T. Morgenthaler                                               |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                              ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     | United States                                                         |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   3,672 (See Item 4)                |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   44,034  (See Item 4)	            |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |   3,672 (See Item 4)                |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   44,034  (See Item 4)	            |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  47,706 (See Item 4)                                                  |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                     [   ]   |
|     |  N/A                                                           ----   |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  0.1%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON   (SEE INSTRUCTIONS)                         |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------











SCHEDULE 13G


-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                              ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     | United States                                                         |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   23,242 (See Item 4)               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   39,143 (See Item 4)               |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |   23,242 (See Item 4)               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   39,143  (See Item 4)              |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  62,385 (See Item 4)                                                  |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                     [   ]   |
|     |  N/A                                                           ----   |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  0.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON   (SEE INSTRUCTIONS)                         |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------










SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Robert C. Bellas, Jr.                                               |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     0 (See Item 4)                 |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     0 (See Item 4)                 |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  0 (See Item 4)                                                      |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.0%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     62,385 (See Item 4)            |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     57,159 (See Item 4)            |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     62,385 (See Item 4)            |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     57,159 (See Item 4)            |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  119,544 (See Item 4)                                                |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.4%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY)           |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     33,029 (See Item 4)            |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     29,357 (See Item 4)            |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     33,029 (See Item 4)            |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     29,357 (See Item 4)            |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  62,386 (See Item 4)                                                 |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------










       Schedule 13G
                           	------------

Item 1(a). NAME OF ISSUER: Nuance Communication, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
	1005 Hamilton Ct
	Menlo Park, CA 94025

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners IV (MVP
      IV); Morgenthaler Management Partners IV (MMP IV), the general partner of MVP IV; David T. Morgenthaler, Robert D. Pavey, Robert C. Bellas, Jr., Gary J. Morgenthaler and John D. Lutsi (collectively, The "General Partners") are partners of MMP IV, the general partner of MVP IV.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP IV, MMP IV and each of the General Partners is:

           Morgenthaler Venture Partners IV
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP: MVP IV is a limited partnership organized under the laws of Delaware and MMP IV is a limited partnership organized under the laws of the State of Ohio. Each of the General Partners is a United States citizen.


Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

Item 2(e). CUSIP NUMBER:    669967-101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

(h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

           Not Applicable.

Item 4.    OWNERSHIP.
(a)	Amount Beneficially owned: MVP IV, 0 shares of Nuance
Communication, Inc. and each of MMP IV, David T. Morgenthaler,
Robert D. Pavey, Robert C. Bellas, Gary, J. Morgenthaler and John D. Lutsi may be deemed to beneficially own 0 shares of Nuance
Communication, Inc. (the Company) as of December 31, 2001.

MVP IV is the record owner of 0 shares. MMP IV, in its capacity as the general partner of MVP IV, may be deemed to beneficially own such 0 shares.

David T. Morgenthaler has beneficial ownership of 44,034 common shares as a general partner in the Morgenthaler Family Partnership. David T. Morgenthaler has shared voting and disposite powers over such 44,034 shares. David T. Morgenthaler also holds 3,672 common shares in a revocable trust. David T. Morgenthaler has sole voting and disposite power over such 3,672 shares.

Robert D. Pavey has beneficial ownership of 39,143 common shares as a general partner in the Pavey Family Partnership. Robert D. Pavey has shared voting and disposite powers over such 39,143 shares. Mr. Pavey also has beneficial ownership of 23,242 common shares through his personal investment account. Mr. Pavey has sole voting and disposite powers over such 23,242 shares.

Gary J. Morgenthaler has beneficial ownership of 44,034 common shares as a general partner in the Morgenthaler Family Partnership. Gary J. Morgenthaler has shared voting and disposite powers over such 44,034 shares. Gary J. Morgenthaler also holds 62,385 common shares, Gary J. Morgenthaler has sole voting and disposite power over such 62,385 shares.

Gary J. Morgenthaler is also the record holder of an options grant for 30,000 common shares of Nuance, 13,125 of which are exercisable within 60 days of December 31, 2001. Gary J. Morgenthaler shares voting and disposite power over these options for common shares with the general partners of MMP V.

John D. Lutsi has beneficial ownership of 39,143 common shares as a general partner in the Lutsi Family Partnership. John D. Lutsi has shared voting and disposite powers over such shares. Mr. Lutsi also has beneficial ownership of 33,029 common shares through his personal investment account. Mr. Lutsi has sole voting and disposite powers over such 33,029 shares.

(b)	Percent of Class (based on 33,198,051 shares of common stock):
             MVP IV:			 0.0%
		 MMP IV:		       0.0%
             David T. Morgenthaler:  0.1%
		 Robert D. Pavey :	 0.2%
		 Robert C. Bellas:	 0.0%
		 Gary J. Morgenthaler :  0.4%
		 John D. Lutsi:		 0.2%

        	(c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:
                     David T. Morgenthaler:  3,672 shares
                     Gary J. Morgenthaler:   62,385 shares
		         Robert D. Pavey :	   23,242 shares
		         John D. Lutsi:		   33,029 shares

                (ii) shared power to vote or to direct the vote:
                     MVP IV:			  0 shares
		         MMP IV:		        0 shares
                     David T. Morgenthaler: 44,034 shares
		         Robert D. Pavey :	  39,143 shares
		         Robert C. Bellas:	  0 shares
		         Gary J. Morgenthaler : 57,159 shares
		         John D. Lutsi:		  29,357 shares

               (iii) sole power to dispose or direct the disposition of:
                     David T. Morgenthaler:  3,672 shares
                     Gary J. Morgenthaler:   62,385 shares
		         Robert D. Pavey :	   23,242 shares
		         John D. Lutsi:		   33,029 shares

                (iv) shared power to dispose or direct the disposition of:
                     MVP IV:			  0 shares
		         MMP IV:		        0 shares
                     David T. Morgenthaler: 44,034 shares
		         Robert D. Pavey :	  39,143 shares
		         Robert C. Bellas:	  0 shares
		         Gary J. Morgenthaler : 57,159 shares
		         John D. Lutsi:		  29,357 shares

Each of MVP IV and MMP IV and each of the General Partners expressly disclaims beneficial ownership of any shares of common stock of the Company, except in the case of MVP IV, for the 0 shares which its holds of record.

David T. Morgenthaler has beneficial ownership of 44,034 common shares as a general partner in the Morgenthaler Family Partnership. David T. Morgenthaler has shared voting and disposite powers over such 44,034 shares. David T. Morgenthaler also holds 3,672 common shares in a revocable trust. David T. Morgenthaler has sole voting and disposite power over such 3,672 shares.

Robert D. Pavey has beneficial ownership of 39,143 common shares as a general partner in the Pavey Family Partnership. Robert D. Pavey has shared voting and disposite powers over such 39,143 shares. Mr. Pavey also has beneficial ownership of 23,242 common shares through his personal investment account. Mr. Pavey has sole voting and disposite powers over such 23,242 shares.

Gary J. Morgenthaler has beneficial ownership of 44,034 common shares as a general partner in the Morgenthaler Family Partnership. Gary J. Morgenthaler has shared voting and disposite powers over such 44,034 shares. Gary J. Morgenthaler also holds 62,385 common shares, Gary J. Morgenthaler has sole voting and disposite power over such 62,385 shares.

Gary J. Morgenthaler is also the record holder of an options grant for 30,000 common shares of Nuance, 13,125 of which are exercisable within 60 days of December 31, 2001. Gary J. Morgenthaler shares voting and disposite power over these options for common shares with the general partners of MMP V.

John D. Lutsi has beneficial ownership of 39,143 common shares as a general partner in the Lutsi Family Partnership. John D. Lutsi has shared voting and disposite powers over such shares. Mr. Lutsi also has beneficial ownership of 33,029 common shares through his personal investment account. Mr. Lutsi has sole voting and disposite powers over such 33,029 shares.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
	    This statement is being filed to report that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities of Nuance
          Communications, Inc.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable.

Item 10.  CERTIFICATION.

Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no more reporting obligation under section 13(d) of the Securities and Exchange Commission, and the reporting persons have no obligation to amend this statement if any material change occurs in the facts set off herein.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:   February

MORGENTHALER VENTURE PARTNERS IV, L.P

By: Morgenthaler Management Partners IV, L.P

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS IV, L.P

By:     *
   ----------------------------------------
   General Partner

        *
   ----------------------------------------
   David T. Morgenthaler

        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

  	  *
   ----------------------------------------
   John D. Lutsi




  *By: /s/ Theodore A. Laufik
                             ---------------------------------------
                             Theodore A. Laufik
                             Attorney-in-Fact